First Quarter 2006 Earnings
Conference Call
February 2, 2006

Charlie

Good morning, and welcome to Oshkosh Truck’s first quarter earnings conference call. Please refer to slide 2 of the slide presentation on our website at www.oshkoshtruckcorporation.com, which supplements our remarks today.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made such estimates during our fourth quarter earnings conference call on November 1, 2005.

Bob, please lead off and investors, please turn to slide 3.

Bob

Oshkosh First Quarter Fiscal 2006 Highlights

Welcome everyone. I appreciate your joining us. I’ll have some opening comments and then turn it back to Charlie Szews, our executive vice president and CFO, to review our financial results. I’ll return to conclude our comments today.

The momentum we generated in fiscal 2005 has continued. We opened fiscal 2006 on a strong note, with our best first quarter to date. Many of you are aware that the first quarter is historically our weakest due to the seasonality of our concrete placement and fire apparatus businesses. That being said, we are pleased with the year-over-year improvement, particularly in earnings per share and operating income, both of which increased 28.6%. And, revenues reached $790.3 million, 22.5% more than a year ago. I am pleased to report that we also exceeded our EPS estimates for the quarter.

Continued strength in the defense market remained a driving force in our performance. Remanufacturing, new truck orders and aftermarket revenues continued their positive trend. This, combined with improved performance in our commercial segment, has brought us to the point where we are comfortable increasing our EPS estimate for fiscal 2006 to a range of $2.55 to $2.65. We also thought the timing was right to increase our quarterly dividend rate by 48% to $0.10 per share.

Now, turn with me to slide 4.

Progress on Key Initiatives In First Quarter Fiscal 2006

We have been diligent and consistent in our pursuit of key initiatives. And we have been making progress. As you’re well aware, our European operations suffered operating losses in fiscal 2004 and 2005. Returning the Geesink Norba Group to profitability was a clearly stated objective of my team. And, we did that in the fourth quarter of last fiscal year. I’m now pleased to report that their return to strength has continued. Geesink Norba Group remained profitable during the first quarter, largely contributing to the positive performance of the commercial segment as a whole.

At McNeilus, our focus has been on enhancing profitability, with an expectation of eventually returning to historic levels of 8% or higher operating income margins. This quarter, the numbers told their own story and the story was finally turning positive.

Pricing increases taken in the prior 18 months at McNeilus largely offset the effects of lower sales volume on earnings during the first quarter. It’s been a long wait, but we finally realized meaningful price increases in the first quarter. Had it not been for the challenges associated with the simultaneous launch of the first phase of a new enterprise resource planning system and a new product configurator for concrete mixers in the first quarter, we believe we would have reported an important turn in McNeilus results. The launch did cause a significant disruption to our production early in the quarter, ultimately having a negative impact on sales for the quarter because we couldn’t get products to the branches quickly enough to realize the sales before the end of December. By the end of December, production was much improved and we do not expect to see any significant lingering impact from the conversion during the second quarter. That’s another way of saying that our backlog would have allowed us to realize higher sales volume for the first quarter, and with the improved pricing realized, we could have reported more improvement in results.

The ERP installation was critical to driving long-term improvement at McNeilus. Additional major phases of the project are scheduled for the third quarter of fiscal 2006 and in the first half of fiscal 2007. I commend Mike Wuest and his team for not only getting this first phase done, but for bringing this business quickly back onto solid footing. Now, let’s go to slide 5.

Commercial

We’ve already discussed some elements of our commercial business performance since our principal first quarter initiatives were focused here. That being said, let me summarize commercial business performance by saying that it exceeded our expectations. We had anticipated no margin enhancement during the quarter, but delivered higher margins than both the first and fourth quarters of last year.

In Europe, we have an improved outlook for the Geesink Norba Group. They continue to move along the turnaround path: they are slightly ahead of schedule on outsourcing key components to reduce product costs; their full time cost reduction team is driving further cost reduction initiatives; and they have worked through their workforce reduction very smoothly. We expect them to complete the last of the workforce reductions by early in the third quarter, and we believe the workforce will then be sized appropriately for the Geesink Norba Group to be successful in their markets.

The U.S. concrete and refuse markets continue to benefit from favorable demand, which we attribute largely to some pre-buying before 2007 emissions standards take effect for diesel engines. This should raise unit industry volume in these markets by 5% to 10%.

As we’ve been saying, we believe the true benefits of earlier price increases will largely begin to be visible in our reported results in the second quarter. The data analysis that is now possible with the new configurator for individual mixer orders in backlog strengthens this expectation.

So, when you view improving margins in the context of this healthy market environment, we believe we are positioned to continue along the turnaround path in 2006.

Now, before I move on to discuss our defense business, please turn to slide 6 and let me tell you about the highly successful show that we just completed in Las Vegas, the World of Concrete. This was the first time that all four of our concrete placement brands were showcased together – Oshkosh, McNeilus, CON-E-CO and London. It was impressive indeed and gave customers a snapshot of the most comprehensive line of innovative products available to ready-mix producers.

We also used this show to introduce the front-discharge concrete mixer with a Revolution® composite mixer drum. This is the industry’s first application of a composite drum technology on a front-discharge vehicle. The mixer drum is a full 2,000 pounds lighter than a comparable steel drum, providing the largest legal payload of any front-discharge mixer in the industry. The front-discharge Revolution was the next logical application of this technology. It provides the same type of benefits that the rear version does, but all of the best thinking that has gone into the rear version is already rolled into this new model. The result is that advance sales are encouraging and we have expectations for a strong start out of the gate.

Now, let’s move to slide 7 to discuss the performance of our defense business.

Not surprisingly, this business continues to be a defining factor in our overall financial performance. In the first quarter, sales were up almost 70%, and defense accounted for approximately 71% of consolidated operating income. Behind these results were sales increases of more than 60% in new and remanufactured trucks, and parts and service, bolstered by smooth operational performance in both remanufacturing and new truck production.

There were two high points during the first quarter. The first was the receipt of a request for proposal from the U.S. Marine Corps for the Logistic Vehicle System Replacement program. As you will recall, we’ve been anticipating this RFP since our three prototype trucks completed testing in September. We submitted our proposal on time on January 17, and will now await the outcome. Selection of a supplier is likely to fall within the third quarter of our fiscal 2006.

The second notable event was passage of the bridge supplemental bill in December. It provides for significant funding for both new and remanufactured trucks for Oshkosh. Any new orders that would be driven by this funding would impact fiscal 2007 and fiscal 2008, not fiscal 2006. Beyond that, we believe that there will be the opportunity for at least one more large supplemental funding bill in the Spring 2006. To summarize our perspective on the defense business, we believe we’ll see higher sales and earnings in this business through fiscal 2007 and potentially into fiscal 2008. After that, the outlook becomes less clear, but we believe the nature of the current conflict has highlighted the critical role of logistics vehicles to the modern military and will contribute to a favorable funding environment.

Finally, let’s turn to the Fire & Emergency Segment on slide 8.

During the first quarter, our fire and emergency business exceeded expectations and increased its operating margin to 9.7%, moving closer to our target of 10% for this segment. This is significant in that more favorable pricing across the segment offset some of the impact of our investment in Pierce’s facility expansion.

Leading in new product development is not only a core growth strategy of the corporation, but reflects my personal belief that this is a driving force in our long-term success. As we moved through the first few months of fiscal 2006, JerrDan, our towing equipment subsidiary, was a standout in this area, bringing two major new products to the towing industry.

The first is a 60-ton rotator, which is engineered to provide industry-leading lift, pull and stability characteristics. It features a boom that rotates a full 360 degrees, is rated at 120,000 pounds while the boom is retracted and can handle a side pull of more than 68,000 pounds. This is by no means a “me-too” product, but rather provides towers with truly unique performance benefits. Initial order volume has been strong for this niche product.

Second, JerrDan introduced a revolutionary concept in vehicle recovery at the American Towman Expo in early December. Called the Side Loading Vehicle Retriever, it offers fast recovery, provides unparalleled access to tightly parked cars and never blocks more than one lane of traffic. All of which makes it perfect for city towing operations. This is the first model of its kind introduced to the U.S. towing industry and reflects our ongoing commitment to provide our customers with products that actually expand their expectations.

Pierce’s facility expansion met its target of an early January operational date, significantly expanding their production capacity, particularly for homeland security vehicles.

In general, the markets for our fire and emergency segment products remained robust in the first quarter of fiscal 2006 and provided a solid backlog of orders to carry us well into the third quarter of fiscal 2006.

Now, I’ll turn it over to Charlie to review our financial results, beginning on slide 9.

Charlie:

Let me begin by reviewing our consolidated results for the first quarter.

First Quarter Results

For the first quarter of fiscal 2006, earnings per share rose 28.6% to $0.72, exceeding our previous estimate for the quarter of $0.50 to $0.55 per share. Consolidated sales were up 22.5% to $790.3 million in the first quarter compared to last year, with consolidated operating income up 28.6% to $87.0 million compared to last year.

When you consider that large non-recurring items added $0.14 per share to last year’s first quarter results, our performance in the first quarter of fiscal 2006 was quite impressive. In the first quarter of fiscal 2005, a cumulative life-to-date adjustment of $8.5 million in our defense business to increase margins on our MTVR base contract contributed $0.07 to earnings per share. Likewise, our defense business had a $3.7 million, or $0.03 per share, recovery in the first quarter of fiscal 2005 of pre-contract costs expensed in fiscal 2004 related to an armoring contract. And, our corporate expenses in the first quarter of fiscal 2005 benefited from $4.2 million, or $0.04 per share, of favorable settlements of product liability matters.

So, how did we perform so well in the first quarter compared to the prior year and compared to our previous estimates? A surge in our defense sales certainly was a key driver, but our hard work across our Company turning around underperforming businesses and driving price increases were also key factors. And, our estimated range for earnings per share in the first quarter of fiscal 2006 was necessarily cautious for three primary reasons:

•	We were concerned about the potential impact of the implementation of an enterprise resource planning system at McNeilus.
•	There was an inconsistent flow of defense trucks for us to remanufacture.

•	And, we were concerned that certain of our suppliers might not meet our delivery requirements, especially for certain engines required in our defense business.

Our team pulled through, met all these challenges and delivered the results that we reported today. These challenges are likely to remain with us throughout fiscal 2006, but we believe the largest hurdles are behind us with respect to these matters.

Turning back to corporate operating expenses, such expenses rose $6.9 million in the first quarter compared to the prior year primarily due to the impact of the favorable product liability settlements on fiscal 2005 results. Corporate operating expenses were also higher during the first quarter of fiscal 2006 due to higher personnel costs, including $1.2 million of stock option expense arising from the adoption of a new accounting standard.

The Company’s effective tax rate was 39.0% in the first quarter of fiscal 2006, equal to the high-end of our estimated range for our effective tax rate for fiscal 2006.

Lastly, from a corporate perspective, our cash position declined to $81.0 million from $127.5 million at September 30, 2005. If you’ll recall, late in September 2005 we received performance-based payments under certain defense contracts totaling about $35.0 million that we expected to collect in October 2005. And, the first fiscal quarter normally involves a use of cash as we prepare for seasonally stronger concrete placement sales in the spring and summer. However, by mid-January, Oshkosh’s cash position was well above $100 million again due to collections associated with Oshkosh’s strong first quarter sales.

Let’s drive down into segment performance, beginning on slide 10.

Fire and Emergency

Fire and emergency sales rose 11.5% to $216.4 million in the first quarter. Operating income rose 13.4% to $20.9 million, or 9.7% of sales, in the first quarter. The higher sales were driven by a strong order flow for fire apparatus and homeland security products offset partially by lower airport product sales. In the first quarter of fiscal 2005, airport product sales were exceptionally strong due to a large international sale. For fiscal 2006, we expect our annual airport products business to be strong, but much of that strength is expected to occur in the second half of the fiscal year. Operating income margins improved slightly to 9.7% in the first quarter of fiscal 2006 from 9.5% in fiscal 2005 due to improved pricing across the segment, which offset expenses related to a facility expansion at Pierce.

Segment backlog grew 4.1% compared to the prior year quarter.

Defense

Looking at the defense segment next, please turn to slide 11.

Defense sales rose 68.5% to $363.1 million in the first quarter. Operating income rose 40.5% in the first quarter to $72.6 million, or 20.0% of sales. First quarter margins were favorably impacted by a strong mix of relatively higher-margin new and remanufactured heavy-payload trucks and parts and service sales offset in part by higher new product development spending. Margins in the first quarter of fiscal 2005 benefited from adjustments totaling $12.2 million related to MTVR base contract margins and pre-contract costs described earlier.

At December 31, 2005, our defense backlog was down 3.0% from prior year quarter levels; however, there was significant funding for Oshkosh in the recent federal bridge supplemental bill and we hope to get all or most of that under contract.

Commercial

Turning to the commercial segment, please move to slide 12. Compared to the prior year, sales were down 8.4% to $221.2 million, but operating income was up 47.6% to $8.3 million, or 3.8% of sales.

We are quite pleased with our commercial segment performance in the first quarter.

The Geesink Norba Group, our European refuse business, continued the turnaround of its operating results. Its operating income performance improved from the fourth quarter of fiscal 2005 to the first quarter of fiscal 2006 on higher sales volume and lower manufacturing costs. That’s especially encouraging as this business had a $2.6 million operating loss in last year’s first quarter. We continue to expect Geesink Norba Group operating income to improve sequentially each quarter in fiscal 2006 as we execute on our cost reduction plans.

At McNeilus, our price increase realizations nearly permitted McNeilus to offset the negative impacts of lower sales and production volumes resulting from the ERP implementation described by Bob. That is a positive sign for the business moving into the second quarter.

Let me close out my review of the commercial segment by reviewing our backlogs in each product line. At December 31, 2005, rear-discharge unit backlog was up 34.8% compared to prior year quarter levels, while our front-discharge unit backlog was up 23.0%. Our domestic refuse unit backlog was up 59.6% at December 31, 2005 compared to prior year quarter levels, while Geesink Norba Group unit backlog was up 9.6% compared to prior year quarter levels. Overall, commercial segment backlog was up 29.1% in dollars at December 31, 2005 compared to prior year quarter levels.

Fiscal 2006 Outlook

Today, we also updated estimates for fiscal 2006, assuming no acquisitions. Please turn to slide 13.

We anticipate our consolidated sales to approximate $3.3 billion to $3.4 billion in fiscal 2006, up approximately 11.5% to 15%, respectively, over fiscal 2005 sales. These estimates reflect higher estimated sales ranges for both our defense and fire and emergency segments than our previous estimates. We now expect our fire and emergency sales to grow at a low teens percentage, up from our previous estimate of a high single digits percentage, due primarily to strength in our fire apparatus backlog. In defense, we are now projecting sales to grow 22.5% to 27.0% in fiscal 2006, up from our previous estimate of 17.5% to 22.5% growth, reflecting both higher truck remanufacturing and parts and service sales estimates. We continue to project our commercial segment sales to rise at a low single digits percentage. We expect commercial segment volume to be relatively flat in fiscal 2006, but pricing to increase following numerous price increases over the last year. We expect a lower mix of package sales involving a truck chassis and truck body to limit overall segment sales growth in fiscal 2006 to a low single digits percentage.

Turning to slide 14, we expect our consolidated operating income to approximate $316.5 to $329.0 million in fiscal 2006, or up approximately 18% to 23%, respectively, compared to fiscal 2005. The qualitative comments provided on this slide with regard to estimated operating income margins by segment in fiscal 2006 have not changed from our comments on our November earnings call, although we have increased slightly our commercial segment operating income margin estimates for the year reflecting the improved pricing realized in the first quarter.

Slide 15 provides additional estimates of interest expense, taxes and other areas. We have made small adjustments to our effective tax rate and share count estimates from our previous estimates.

On slide 16, we provide our earnings per share estimates for fiscal 2006. We raised our earnings per share estimate range from $2.40 to $2.50 per share up to $2.55 to $2.65 per share in fiscal 2006, or up approximately 17% to 21.6% compared to fiscal 2005. The amount of this increase essentially matches the amount by which first quarter results exceeded our previous estimates. We see a lot of positives of our fiscal 2006 earnings outlook, but there are also a number of challenges that we will face over the remainder of the year like the ongoing implementation of the ERP system at McNeilus, commercial chassis and chassis component shortages and other matters. We believe that earnings per share in the second quarter of fiscal 2006 will range from $0.58 to $0.62 per share compared to $0.52 per share in the second quarter of fiscal 2005. These estimates would reflect 11.5% to 19.2% estimated earnings per share growth in the second quarter.

Closing with slide 17, we continue to estimate that our capital spending in fiscal 2006 will approximate $60 million, a sharp increase over our spending in fiscal 2005 of $43.2 million. Quite simply, much of our announced spending on expansion capital projects at Pierce and our new product development facility in Oshkosh will be incurred in fiscal 2006. We expect our debt levels to remain in the $20 — $25 million range throughout fiscal 2006. Based on our improved earnings outlook, we now believe cash will grow to approximately $200 to $225 million by September 30, 2006, up from our previous estimated range of $175 to $225 million. We may use this cash in pursuit of our acquisitions strategy, or for stock repurchases and/or higher dividend payments to contribute to shareholder returns.

Bob will close our prepared remarks.

Bob:

Thanks, Charlie. We appreciate everyone’s time and interest today. From my perspective, there are a number of key takeaways from our first quarter. Our end markets remain robust, with particularly strong prospects in defense. Our balance sheet continues to put us in a position to consider attractive acquisitions, and we’re looking for them continually. Our commercial business finally delivered beyond our expectations. And, although we know that we have a lot more work to do there, we believe a turnaround is starting thanks to our lean initiatives, pricing corrections and cost-reduction teams.

When we closed out fiscal 2005 three months ago, we capped a nine-year stretch of improving financial results. This first quarter put our feet on the road to making that a straight decade.

Operator, please begin the question and answer period

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